Exhibit 99.1

FOR IMMEDIATE RELEASE

RULING ISSUED BY APPELLATE COURT ON ICO GLOBAL - BOEING LITIGATION

Kirkland, Wa. (Business Wire) April 13, 2012 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell”) announced today that the Court of Appeal of the State of California, Second District (“the Court”), has overturned the 2008 California Superior Court jury verdict in the litigation between Pendrell’s subsidiary, ICO Global Communications (Operations) Limited (“ICO”), and The Boeing Company and certain of its subsidiaries (“Boeing”). The Court also awarded Boeing its appellate costs.

ICO was awarded $603 million in October 2008 by a jury following a lengthy trial in California Superior Court. The jury had found that one of Boeing’s subsidiaries had committed fraud and breach of contract, and that Boeing had tortiously interfered with ICO’s contractual rights in connection with a $2 billion construction and launch agreement for a worldwide satellite communications network. Judgment on the $603 million verdict was later entered and affirmed by the Superior Court with post-judgment interest of ten percent. Boeing appealed the verdict in early 2009. The proceedings before the California Court of Appeal were significantly delayed, most recently by the highly unusual recusal of two appellate justices without explanation.

“We are clearly disappointed with the court’s decision and we are evaluating our options for further review,” commented Ben Wolff, chief executive officer of Pendrell.

About Pendrell Corporation

Pendrell is headquartered in Kirkland, Washington. For more information about Pendrell, visit www.pendrell.com.

Contact:

Christopher Doherty

Pendrell Corporation

703-928-3279

christopher.doherty@pendrell.com

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